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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made effective as of June 1, 2005, (the "Effective Date") by and between AMERIANA BANK AND TRUST, SB ("Ameriana" or the "Bank"), with its principal office in New Castle, Indiana, and JEROME J. GASSEN ("Executive"), an individual residing in the State of Indiana.

         WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Bank on a full-time basis for said period; and

         WHEREAS, the Board of Directors of the Bank (the "Board") has determined that the best interests of the Bank would be served by providing Executive with protection and special benefits following any change of control of the Bank; and

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

         1. EMPLOYMENT. The Bank agrees to employ Executive and Executive agrees to remain in the employ of the Bank for the period stated in paragraph 3 hereof and upon the other terms and conditions herein provided.

         2. POSITION AND RESPONSIBILITIES. Executive agrees to serve as President and Chief Executive Officer of the Bank for the term and on the conditions hereinafter set forth. Executive agrees to perform such services consistent with his position as shall from time to time be assigned to him by the Board.

         3. TERM AND DUTIES.

            (a) TERM OF EMPLOYMENT. The term of this Agreement shall be for a period of thirty-six (36) months from the Effective Date and include any extensions thereto. During each calendar year after the Effective Date, the Board shall review the performance of Executive to determine whether or not to extend the term of the Agreement beyond its expiration date.

            (b) DUTIES. During the period of his employment hereunder and except for illnesses, reasonable vacation periods and reasonable leaves of absence, Executive shall devote his business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, that with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in companies or organizations which, in the Board's judgment, will not present any material conflict of interest with the Bank or any of its subsidiaries or affiliates or divisions, unfavorably affect the performance of Executive's duties pursuant to this Agreement, or violate any applicable statute or regulation.

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         4. COMPENSATION AND REIMBURSEMENT OF EXPENSES.

            (a) COMPENSATION. The Bank agrees to pay Executive during the term of this Agreement a salary at the rate of $275,000 per annum; provided, however that the rate of such salary shall be reviewed by the Board not less often than annually. Such rate of salary, or increased rate of salary, if any, as the case may be, may be further increased (but not decreased) from time to time in such amount as the Board in its discretion may decide. Such salary shall be payable in accordance with the customary payroll practices of the Bank, but in no event less frequently than monthly, and any bonus shall be payable in the manner specified by such committee or the Board at the time such bonus is awarded.

            (b) REIMBURSEMENT OF EXPENSES. The Bank shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations under this Agreement in accordance with the Bank's policy on the date of this Agreement or as approved by the Board.

            (c) AUTOMOBILE AND CLUB MEMBERSHIP. The Bank agrees to provide Executive with the use of an automobile and club membership commensurate with his position during his period of employment (as mutually agreed upon between Executive and the Compensation Committee of the Board).

            (d) STOCK OPTIONS. In connection with the commencement of his employment, Executive shall receive an option to purchase 5,000 shares of common stock of Ameriana Bancorp; the terms of which shall be set forth in a separate written agreement.

         5. PARTICIPATION IN BENEFIT PLANS. The payments provided in paragraphs 4, 7, and 8 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any group hospitalization, health, dental care, or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance, or executive contingent compensation plan, including, without limitation, capital accumulation and termination pay programs, restricted stock or stock purchase plan, stock option plan, retirement income, qualified pension plan, supplemental pension plan (excess benefit plan), or other present or future group employee benefit plan or program of the Bank for which executives are or shall become eligible, and Executive shall be eligible to receive during the period of his employment under this Agreement, and during any subsequent period for which he shall be entitled to receive payments from the Bank under paragraph 7 or paragraph 8, all benefits and emoluments for which executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

         6. VACATION AND SICK LEAVE. At such reasonable times as the Board shall in its discretion permit, executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, with all such voluntary absences to count as vacation time; provided that:

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            (a) Executive shall be entitled to an annual vacation in accordance with the policies periodically established by the Board for senior management officials of the Bank, which shall in no event be less than four weeks per annum.

            (b) The timing of vacations shall be scheduled in a reasonable manner by the Board. Executive shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next, except to the extent authorized by the Board for senior management officials of the Bank.

            (c) In addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine. Further, the Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine.

            (d) In addition, Executive shall be entitled to an annual sick leave as established by the Board for senior management officials of the Bank. In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board. Upon termination of his employment, Executive shall not be entitled to receive any additional compensation from the Bank for unused sick leave.

            7. BENEFITS PAYABLE UPON DISABILITY.

            (a) PRIMARY DISABILITY BENEFITS. In the event of the disability (as hereinafter defined) of Executive, the Bank shall continue to pay Executive the monthly compensation provided in paragraph 4 hereof during the period of his disability; provided, however, that in the event Executive is disabled for a continuous period exceeding six (6) calendar months, the Bank may, at its election, terminate the Agreement, in which event Executive shall be entitled to receive the benefits described in paragraph 7(b).

            As used in this Agreement, the term "disability" shall mean the complete inability of Executive to perform his duties under this Agreement as determined by an independent physician selected with the approval of the Bank and Executive.

            (b) SECONDARY DISABILITY BENEFITS. The Bank shall pay to Executive a monthly disability benefit equal to sixty percent (60%) of his monthly salary at the time he became disabled. Payment of such disability benefit shall commence on the last day of the month following the month for which the final payment under paragraph 7(a) was made and cease with the earlier of (i) the payment for the month in which Executive dies or (ii) the payment for the month preceding the month in which occurs Executive's 65th Birthday or (iii) the payment for the month immediately preceding the date Executive is no longer disabled.

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            (c) DISABILITY BENEFIT OFFSET. Any amounts payable under paragraph
7(a) or 7(b) shall be reduced by any amounts paid to Executive under any other disability program maintained by the Bank.

            (d) SERVICES DURING DISABILITY. During the period Executive is entitled to receive payments under paragraphs 7(a) and (b), Executive shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Bank, and, in addition, upon reasonable request in writing on behalf of the Board, or an executive officer designated by the Board, from time to time, make himself available to the Bank to undertake reasonable assignments consistent with the dignity, importance, and scope of his prior position and his physical and mental health. During such period of service, Executive shall be responsible and report to, and be subject to the supervision of, the Board or an executive officer designated by the Board, as to the method and manner in which he shall perform such assignments, subject always to the provisions of this paragraph 7(d), and shall keep such Board, or such executive officer, appropriately informed of his progress in each such assignment.

            8. PAYMENTS TO EXECUTIVE UPON TERMINATION OF EMPLOYMENT.

            (a) EVENT OF TERMINATION. The Bank's board of directors may terminate Executive's employment at any time, but any termination by the Bank's board of directors other than termination for "cause," shall not prejudice Executive's right to compensation or other benefits under the Agreement. Upon the occurrence of an Event of Termination (as defined below) during the period of Executive's employment under this Agreement, the provisions of this paragraph 8 shall apply. As used in this Agreement, an "Event of Termination" shall mean termination by the Bank of Executive's employment hereunder for any reason other than "cause" (as defined below), retirement at or after age 65, or termination pursuant to Paragraph 7. A termination for "cause" shall include termination because of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In the event of termination for cause, Executive shall have no right to receive compensation or other benefits for any period after such termination.

            (b) EVENT OF TERMINATION WITHOUT CHANGE OF CONTROL. Upon the occurrence of an Event of Termination other than after a Change of Control (as defined in Paragraph 8(d) hereof), the Bank shall pay to Executive monthly, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as severance pay or liquidated damages, or both, during the period described below a sum equal to the highest monthly rate of salary paid to Executive at any time under this Agreement. Such payments shall commence on the last day of the month following the date of said Event of Termination and shall continue as follows:

                (i) If the Event of Termination occurs during the six-month period from the date Executive commences employment with the Bank, such payments shall continue for six (6) months;

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                (ii) If the Event of Termination occurs after six months from the date Executive commences employment with the Bank but within two (2) years from the Effective Date, such payments shall continue for twelve (12) months;

                (iii) If the Event of Termination occurs after two (2) years from the date Executive commences employment with the Bank but within three (3) years from the Effective Date, such payments shall continue for the lesser of the remaining term of this Agreement (determined as of the date immediately prior to the Event of Termination) and twenty-four (24) months;

                (iv) If the Event of Termination occurs after three (3) years from the date Executive commences employment with the Bank, such payments shall continue for the remaining term of this Agreement (determined as of the date immediately prior to the Event of Termination).

            Notwithstanding the foregoing, in no event shall such payments made pursuant to this subparagraph 8(b) exceed three times the final annual rate of salary being paid to Executive as of the date of termination.

            (c) EVENT OF TERMINATION AFTER CHANGE OF CONTROL. If, after a "Change of Control" (as defined in paragraph 8(d)) of the Bank or Ameriana Bancorp (the Bank's "Parent"), the Bank shall terminate the employment of Executive during the term of this Agreement for any reason other than "cause," as defined in paragraph 8(a), retirement at or after age 65, or a termination pursuant to paragraph 7, or otherwise change the present capacity or circumstances in which Executive is employed as set forth in paragraph 2 of this Agreement or cause a reduction in Executive's responsibilities or authority or compensation or other benefits provided under this Agreement without Executive's written consent, then the Bank shall pay to Executive and provide Executive, or his beneficiaries, dependents or estate, as the case may be, with the following:

                (i) The Bank shall promptly pay to Executive a sum equal to 2.99 times the average annual compensation payable by the Bank and includable by Executive in gross income for the most recent five taxable years ending on or before the date on which the ownership or control of the Bank or Parent changed or the portion of this period during which Executive was an employee of the Bank.

                (ii) During a period of thirty-six (36) calendar months beginning with the Event of Termination, Executive, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Bank, including, without limitation, the Bank's pension plan, as if Executive were still employed during such period under this Agreement.

                (iii) If and to the extent that benefits or service credits for benefits provided by paragraph 8(c)(ii) shall not be payable or provided under any such plans to Executive, his dependents, beneficiaries and estate, by reason of his no longer being an

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employee of the Bank upon his termination of employment, the Bank shall itself pay or provide for payment of the value of such benefits or service credits for benefits to Executive, his dependents, beneficiaries and estate. Any such payment relating to retirement shall commence on a date selected by Executive, which must be a date on which payments under the Bank's qualified pension plan or successor plan may commence.

                (iv) The Bank shall pay all legal fees and expenses which Executive may incur as a result of a contest concerning the validity or enforceability of this Agreement and Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six month Treasury Bill rate. Notwithstanding anything herein to the contrary, in no event shall the Bank be required to: (a) pay legal fees or expenses incurred by Executive to enforce the Agreement unless a court of competent jurisdiction renders a final judgment in favor of Executive; or (b) advance legal fees or expenses incurred by Executive to enforce the contract unless Executive is terminated without Just Cause after a change of control of Bank or Parent not recommended by Parent's board of directors. Further, Executive shall be required to reimburse the Bank for the legal fees and expenses advanced pursuant to this subparagraph if a court of competent jurisdiction does not render a final judgment in favor of Executive.

                (v) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall any amounts received from other employment or otherwise by Executive offset in any manner the obligations of the Bank hereunder.

                (vi) Notwithstanding anything contained in this Section 8(c) herein to the contrary, in no event shall payments and benefits made pursuant to this Section 8(c) be made which would result in such payments being classified as an "excess parachute payment" as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that such payments and benefits, if made, would be considered as an "excess parachute payment", such payments shall be reduced by such dollar amount as is required so that the total value of such payments and benefits when made shall not be considered as an "excess parachute payment".

            (d) CHANGE OF CONTROL. Paragraph 8(c) shall become operative upon the occurrence of a Change of Control of the Bank or Parent. A "Change of Control" shall be deemed to have occurred, if at any time during the period of employment of Executive set forth in paragraph 3 of the Agreement, more than twenty-five percent (25%) of the Parent's or Bank's outstanding Common Stock, or equivalent in voting power of any class or classes of outstanding securities of the Parent or Bank ordinarily entitled to vote in elections of directors of Parent or Bank, shall be acquired by any other corporations or other person or group. "Group" shall mean persons who act in concert as described in Section 13(d) of the Securities Exchange Act of 1934, as amended. Upon a Change of Control of the Parent or Bank, the special termination provisions of Section 8(c) shall become operative immediately.

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            (e) SUSPENSION AND SPECIAL REGULATORY RULES.

                (i) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act (12 U.S.C. 1818
(e)(4) and (g)(1)), the Bank's obligations under this contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                (ii) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8 (g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

                (iii) If the Bank is in default (as defined in Section 3(x)(l) of FDIA), all obligations under this Agreement shall terminate as of the date of default, but this subparagraph shall not affect any vested rights of the parties.

                (iv) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

         9. SOURCE OF PAYMENTS. All payments provided in paragraphs 4, 7, and 8 shall be paid in cash from the general funds of the Bank, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest whatever in or to any investments which the Bank may make to aid the Bank in meeting its obligations hereunder.

         10. CONFIDENTIAL INFORMATION.

            (a) During the term of this Agreement or at any time thereafter, Executive will not, directly or indirectly, without the express written consent of the Bank, communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association or corporation, any trade secrets, proprietary data or other confidential information of the Bank or any subsidiary or affiliate of the Bank, communicated to or otherwise learned or acquired by Executive in the course of his employment with the Bank, except that Executive may disclose such matters to the extent that disclosure is required
(i) in the course of the employment relationship with the Bank or (ii) by a court or other governmental agency of competent jurisdiction. Executive shall not use such trade secrets, proprietary data or other confidential information as long as such matters remain trade secrets, proprietary data or other confidential information in any way or in any capacity other than as an employee of the Bank and to further the Bank's interests.

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            (b) For a period of one year, but in no event shall such period exceed the severance payment period set forth in Section 8(b) of the Agreement (the "Restricted Period"), following the termination of Executive's employment for any reason other than a termination for any reason following a Change in Control, Executive will not contact, directly or indirectly, either for his own benefit or for the benefit of any other person or entity (with a view towards selling any products or providing services competitive with any products or services sold, provided or proposed to be sold or provided by the Bank or any subsidiary or affiliate of the Bank), firm, association or corporation located in any county where the Bank or any affiliate or subsidiary of the Bank has a branch office or in any contiguous county, (i) to which the Bank or any affiliate or subsidiary of the Bank sold any product or service; (ii) which Executive solicited, contacted or otherwise dealt with on behalf of the Bank or any subsidiary or affiliate thereof; or (iii) which Executive was otherwise aware was a client of the Bank or any subsidiary or affiliate thereof, during the year preceding the termination of his employment. During the Restricted Period, Executive will not directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Bank or any subsidiary or affiliate of the Bank.

         11. FEDERAL INCOME TAX WITHHOLDING. The Bank may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         12. EFFECT OF PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive.

         13. CONSOLIDATION, MERGER, OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Bank from consolidating or merging into or with, or transferring all or substantially all, of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Bank hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term "the Bank" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

         14. GENERAL PROVISIONS.

            (a) NONASSIGNABILITY. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Bank's prior written consent; provided, however, that nothing in this paragraph 14(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

            (b) NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary,

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to effect any such action shall be null, void, and of no effect.

            (c) BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective permitted successors and assigns.

        15. MODIFICATION AND WAIVER.

            (a) AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

            (b) WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

        16. SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, which, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Bank (or any predecessor thereof) and Executive shall be deemed reinstated as if this Agreement has not been executed.

        17. HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

        18. GOVERNING LAW. This Agreement has been executed and delivered in the State of Indiana, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State, except to the extent Federal law is governing.

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         IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.

                                           AMERIANA BANK AND TRUST, SB

Attest:

                                           /s/ Paul W. Prior
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                                           Chairman of the Board of Directors

Witness:

                                           /s/ Jerome J. Gassen
---------------------------                -------------------------------------
                                           President and Chief Executive Officer